Exhibit 10.21

[GENSTAR LETTERHEAD]

December 18, 2002

Yawen L. Chiang, Ph.D.
GenStar Therapeutics Corporation
10865 Altman Row
San Diego, California  92121

Dear Yawen:

          This letter confirms the agreement between GenStar Therapeutics Corporation (“GenStar”) and you with respect to your severance rights in the event of the termination of employment, as well as your retention package in connection with the pending merger between GenStar and Vascular Genetics Inc. (“VGI”).

          If GenStar terminates your employment, other than for Cause (as hereinafter defined), GenStar will pay you severance compensation in the amount equal to three (3) months of your current base salary (“Severance Benefit”). The Severance Benefit is in addition to any accrued salary, vacation or other benefit that might be due you through the date of termination.

          For purposes of this agreement, “Cause”shall mean any of the following as established upon GenStar’s fair and honest determination exercised in good faith:

          (a)          any willful and continuous failure by you to substantially perform your  duties (other than as a result of your disability as defined in any GenStar benefit plan in effect at the date of the disability), after GenStar delivers to you written demand for substantial performance that specifically identifies the manner in which GenStar  believes that you have not substantially performed your duties, and you have failed to cure the identified deficiencies within ten (10) business days of receipt of such notice; or

          (b)          any violation by you of any Federal or state law or regulation applicable to the business of GenStar, the violation of which can reasonably be expected to expose GenStar to criminal investigation or prosecution, material regulatory investigation, material financial loss and/or significant injury to its business reputation, of any material breach of any written agreement between you and GenStar or of any other written agreement GenStar may designate (provided that GenStar has given you written notice of such violation or breach and you have failed to cure the identified deficiencies within ten (10) business days of receipt of such notice), or your conviction of a felony (including any nolo contendere plea), or any adjudication of a perpetration by you of a common law fraud.

          In connection with the pending merger between GenStar and VGI, GenStar agrees to pay or grant you the following as retention compensation:

(a) $10,000 in cash, to be paid in five (5) consecutive monthly installments of $2,000 each commencing in January 2003;

Yawen L. Chiang
December 6, 2002

          (b)          an additional $15,000 in cash, to be paid upon the completion of the second of two milestones, which are:  (i)  the consummation of the GenStar’s merger with VGI, and (ii) the successful completion of the manufacturing of the VEGF-2 product for the next clinical trials (the “Milestones”);

          (c)          an option to purchase 75,000 shares of GenStar common stock at an exercise price equal to the fair market value of GenStar’s common stock at the time of grant, with vesting acceleration upon the completion of both Milestones.  These options will be granted to you at least five (5) business days before the merger.

          We expect that after the consummation of the merger, your employment agreement will be documented into a formal employment contract.  Until those agreements are negotiated and signed, however, GenStar wishes to confirm its assurances to you with respect to your severance and retention benefits.

          GenStar looks forward to your continued contributions to its business, and we are pleased to be able to confirm these severance rights.

Sincerely,

Robert F. Sobol, M.D.

President and Chief Executive Officer

The foregoing is accepted and agreed:

/s/ YAWEN L. CHIANG

Yawen L. Chiang